EXHIBIT 5.1

[Letterhead of Andrew M. Paalborg, Esq.]

April 29, 2009

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Assistant Secretary of Mattel, Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 25,000,000 shares of common stock, par value $1.00 per share of the Company, which are to be offered and sold by the Company pursuant to the Mattel, Inc. 2005 Equity Compensation Plan and 4,650,000 shares of common stock, par value $1.00 per share of the Company (together with the 25,000,000 shares of common stock registered pursuant to the Mattel, Inc. 2005 Equity Compensation Plan, the “Shares”) which are to be offered and sold by the Company pursuant to the Amended and Restated Mattel 1996 Stock Option Plan, as amended (together with the Mattel, Inc. 2005 Equity Compensation Plan, the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement on Form S-8 that relates to the proposed issuance and sale of the Shares pursuant to the Plans (the “Registration Statement”). Such Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances. In some instances, I have relied upon other attorneys in the Company’s Law Department.

Based on and subject to the foregoing and subject further to the limitations set forth below, I am of the opinion that, when the Registration statement has become effective under the Securities Act, and the Shares have been duly issued and delivered pursuant to the terms and conditions of the Plans as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

I express no opinion other than on the laws of the State of California and the General Corporation Law of the State of Delaware (the “DGCL”) insofar as the DGCL relates to corporate formalities, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ ANDREW M. PAALBORG
Andrew M. Paalborg, Esq. Vice President, Assistant General Counsel and Assistant Secretary